05/04/2019	SEI/ANATEL - 4105016 – Ordinance	Exhibit 3

Electronic Service Bulletin on May 3, 2019

NATIONAL TELECOMMUNICATIONS AGENCY (ANATEL)

ORDINANCE No. 819 of May 3, 2019

Establishes a Working Group to monitor the operational and economic-financial situation of the companies belonging to OI GROUP S.A.

THE DIRECTING COUNCIL OF THE NATIONAL TELECOMMUNICATIONS AGENCY, in using the powers conferred by article 46 of the Anatel Regulation approved by Decree No. 2,338, of October 7, 1997, and article 137 of the Internal Regulation of the Agency, approved by Resolution No. 612 of 29 April 2013,

CONSIDERING the approval of the Judicial Reorganization Plan (PRJ) of OI S.A. at the General Creditors’ Meeting held on December 19, 2017;

CONSIDERING the ratification of the PRJ of OI S.A. by the 7th Corporate Court of the Capital District of the State of Rio de Janeiro, on January 08, 2018;

CONSIDERING the terms of Analysis No. 99/2019/AD (SEI No. 4021583) and Decision No. 226 of May 3, 2019 (SEI No. 4104084);

CONSIDERING the decision sanctioned at its Meeting No. 869 of April 25, 2019;

CONSIDERING the proceeding records in Case No. 53500.011476 / 2018-39,

HEREBY DECIDES:

Art. 1° To establish a Working Group, under the coordination of the Executive Superintendence (SUE), to monitor the operational and economic-financial situation of the companies belonging to OI GROUP S.A.

Art. 2° The members of the Superintendence of Competition - SCP, the Superintendence of Supervision - SFI and the Superintendence of Obligations Control- SCO will comprise the Working Group.

Art. 3° The Working Group shall submit the Matter for Deliberation of the Directing Council (MACD), within sixty (60) days from the public disclosure of the results of the second quarter of the 2019 fiscal year.

§ 1° The delivery may be made in a shorter period, if the Working Group deems it convenient or by request from the Directing Council.

§ 2° The materials shall cover at least the following:

a)     a monitoring of the information required to be furnished to the SFI through Memorandum No. 53/2016 / SEI / CPAE / SCP and of the records involving the Anatel credits allocated to the PRJ and that are under the administration of Anatel and the Federal Attorney General’s Office, notably regarding the impacts on the Company’s cash flow for the records proceedings processed and judged;

b)     a Special Economic Monitoring report (RAEC) with a critical assessment evaluation of the determinations set out in item 5.1.3.3 of the conclusion of Analysis No. 99/2019/AD (SEI No. 4021583);

c)      a review and critical assessment of the adoption and effectiveness of the measures set forth in the PRJ that was approved at the General Creditor’s Meeting, held on December 19, 2017, and ratified by the 7th Corporate Court of the Capital District of the State of Rio de Janeiro, on January 08, 2018;

d)     a review and critical assessment of the Meetings of the Board of Directors and of the meetings of the various management advisory committees of OI S.A. that deal with items 5.1, 5.3 and 7 of the PRJ, pursuant to items 5.1.3.1 and 5.1.3.2 of the conclusion of Analysis No. 99/2019/AD (SEI No. 4021583);

e)      a proposal of possible measures to be adopted by Anatel; and,

f)       a substantiated proposal of continuity or reassessment of the premises and scope of the monitoring performed.

§ 3° In addition to sending the MACD in accordance with the terms described in this article, the Working Group shall inform the Directing Council of the operational and economic-financial situation of the Companies belonging to OI GROUP S.A., through periodic presentations at Technical Meetings of the Directing Council, and shall immediately inform Anatel’s Directing Council of any acts or facts that may represent a risk for the maintenance of the concession.

Art. 4° To revoke Ordinance No. 504 of March 26, 2018 (SEI No. 2551795).

Art. 5° This Ordinance shall enter into effect upon publication.

Document electronically signed by Leonardo Euler de Morais, Chairman of the Directing Council, on May 03, 2019, at 7:34 p.m., official time of Brasilia, pursuant to article 23, item II, of Anatel Ordinance No. 912/2017.

The authenticity of this document can be verified at http://www.anatel.gov.br/autenticidade, by informing the verifying code 4105016 and the CRD code 74ABA78E.

Reference: Process No. 53500.011476/2018-39	SEI No. 4105016